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                                                            EXHIBIT 5.1 and 23.2


August 25, 2002

Tyler Technologies, Inc.
5949 Sherry Lane, Suite 1400
Dallas, Texas 75225

Ladies and Gentlemen:

I have acted as counsel to Tyler Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 (the "Registration Statement") of an additional 2,200,000 shares of common stock, $.01 par value per share (the "Shares"), of the Company that may be issued from time to time upon exercise of options granted by the Company under the Tyler Technologies, Inc. Stock Option Plan, as amended (the "Plan").

In connection with this opinion, I have examined and have relied upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, documents, orders, certificates, and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

Based on the foregoing, I am of the opinion that the Shares will be, if and when issued and paid for pursuant to the Plan, validly issued, fully paid and nonassessable, assuming that the Company maintains an adequate number of authorized but unissued shares of common stock available for such issuance.

I consent to the use of this opinion as an exhibit to the Registration
Statement.

Sincerely,

By: /s/ H. Lynn Moore, Jr.
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H. Lynn Moore, Jr.
General Counsel